EXHIBIT 99.1

FOR IMMEDIATE RELEASE	August 21, 2003

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S REPORTS SECOND QUARTER RESULTS

PLAINFIELD, IN – August 21, 2003—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today announced financial results for the fiscal second quarter ended August 2, 2003.

Fiscal Second Quarter Results

For the second quarter of fiscal 2003, the Company reported a GAAP net loss of ($186,000), or ($0.01) per share on a fully diluted basis, compared with net earnings of $3.9 million, or $0.22 per share on a fully diluted basis in the prior year’s second fiscal quarter.  The Company’s adoption of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) at the beginning of fiscal 2003 reduced earnings in the second quarter of fiscal 2003 by approximately ($203,000), or ($0.01) per share.

The 2003 six-month net loss was ($2.8) million, or ($0.16) per share on a fully diluted basis, compared with net earnings of $3.5 million, or $0.20 per share on a fully diluted basis, as reported for the same period last year.  The impact of EITF 02-16 reduced earnings for the first six months of fiscal 2003 by approximately ($486,000), or ($0.03) per share.

Gross margin decreased to 27.2 percent of net sales for the second quarter of 2003 versus 30.1 percent in the 2002 second quarter.  For the first six months of 2003, gross margin decreased to 26.6 percent of net sales compared to 29.1 percent last year.  For both the quarter and the six month period, the change in gross margin was primarily the result of higher markdowns and higher store occupancy costs.  Selling, general and administrative expenses as a percent of net sales increased to 26.9 percent for the second quarter 2003 versus 25.2 percent in the second quarter of 2002.  In the first half of the year, selling, general and administrative expenses were 27.8 percent compared with 26.4 percent of net sales in the same period last year.  As a percent of sales, a decrease in payroll costs was primarily offset by higher store rent and depreciation costs and also higher marketing costs as a result of the adoption of EITF 02-16.

Robert B. Mang, Chief Executive Officer and Chairman of the Company, commented, “The second quarter proved to be a difficult operating environment, impacted by a weak economy, a highly promotional environment and the effects of unfavorable weather in our East and Midwest markets.”

As previously reported, net sales rose 15.0 percent to $163.7 million in the 2003 second quarter, from the $142.3 million reported in the second quarter of 2002.  Comparable store sales decreased 7.7 percent.  For the six months ended August 2, 2003, net sales increased to $293.2 million, representing a 14.7 percent increase over the same period last year.  Comparable store sales decreased 7.1 percent.

New Stores

During the second quarter of fiscal 2003, the Company opened new stores in Greenwood, IN and Omaha, NE.  The addition of these two stores brings the total stores in operation to 38 versus 29 stores at this time last year, which is in line with the Company’s planned roll-out of new stores.

Galyan’s has signed leases for the remaining five new store locations expected to be opened in 2003, which include the Company’s entry into the New York metropolitan market with two stores; one additional store in the Chicago market; and its entry into the Cleveland, Ohio and Richmond, Virginia markets.

Looking forward, the Company has already signed five leases for stores in fiscal 2004.  Given limited visibility today, Galyan’s expects to sign at most three or four additional leases for 2004, for a maximum of eight to nine new stores.

Outlook

For both the third quarter and full year, Galyan’s expects comparable store sales in the low to mid single digit negative range.

“The management and board of directors of the Company remain committed to providing relevant information about Galyan’s objectives and strategies, including quarterly and annual guidance on comparable store sales.  However, due to the difficult environment we have been operating in, which we expect to continue, we have decided to discontinue future guidance on other financial measures, such as gross margins, expenses and earnings.  We believe that establishing detailed short-term guidance prevents a more meaningful focus by the Company’s management on the strategic initiatives that we are taking to build this business and to succeed over the long-term.  We remain focused on the long-term strategic direction of the Company and continue to strive to deliver a superior and unique shopping experience to our customers,” concluded Mr. Mang.

Quarterly Call Information

Robert B. Mang, Chief Executive Officer and Chairman of the Company, will host the Company’s quarterly conference call today, August 21, 2003, to discuss the results and outlook at 10:00 a.m. EDT.  The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (888) 455-3612.

For those who cannot listen to the live broadcast, a replay of the call will be available until 12:00 p.m. EDT on August 28, 2003, at (888) 433-2207, or over the Internet at www.galyans.com.

About Galyan’s Sports and Outdoor Adventure

Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 38 stores in 18 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.

Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business, including the availability of suitable store locations on appropriate financing and other terms and the availability of adequate financing sources; the impact of increased competition and its effect on pricing and expenses associated with advertising and promotion in response thereto; risks associated with our limited history of opening and operating new stores; changes in consumer demands, preferences and spending patterns and overall economic conditions; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment; risks relating to the regulation of the products we sell, including firearms; risks associated with the possible inability of our vendors to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks relating to changes in our management information systems and risks relating to operational and financial restrictions imposed by our revolving credit facility. See our Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

–     Financial tables follow –

Galyan’s Trading Company, Inc.

Condensed Consolidated Statements of Operations
For the Three and Six Month Periods Ended August 2, 2003 and August 3, 2002
(dollars in thousands, except per share data)

	Three Month Periods Ended		Six Month Periods Ended

	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$163,662	$142,275	$293,226	$255,732
Cost of sales	119,215	99,459	215,135	181,410

Gross profit	44,447	42,816	78,091	74,322
Selling, general and administrative expenses	44,067	35,810	81,543	67,621

Operating income (loss)	380	7,006	(3,452)	6,701
Interest expense	707	465	1,174	971
Interest income	(18)	(32)	(40)	(153)

(Loss) income before income tax (benefit) provision	(309)	6,573	(4,586)	5,883
Income tax (benefit) provision	(123)	2,688	(1,834)	2,412

Net (loss) income	$(186)	$3,885	$(2,752)	$3,471

Basic (loss) earnings per share	$(0.01)	$0.23	$(0.16)	$0.20

Diluted (loss) earnings per share	$(0.01)	$0.22	$(0.16)	$0.20

Weighted average shares used in calculating (loss) earnings per common share:
Basic	17,153,084	17,040,316	17,121,268	17,037,737

Diluted	17,153,084	17,421,936	17,121,268	17,354,728

As a percentage of net sales:
Gross profit	27.2%	30.1%	26.6%	29.1%
Selling, general and administrative expenses	26.9%	25.2%	27.8%	26.4%

Galyan’s Trading Company, Inc.

Condensed Consolidated Balance Sheets
As of August 2, 2003 and August 3, 2002
(dollars in thousands, except share data)

	August 2, 2003	August 3, 2002

	(Unaudited)	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$10,818	$9,238
Receivables, net	10,573	7,674
Merchandise inventories	171,793	144,419
Deferred income taxes	2,523	2,571
Other current assets	5,260	7,900

Total current assets	200,967	171,802
Property and equipment, net	165,307	115,915
Deferred income taxes	—	959
Goodwill, net	18,334	18,334
Other assets, net	2,043	1,165

Total assets	$386,651	$308,175

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$90,718	$64,527
Accrued expenses	34,377	30,701
Current portion of long-term debt	87	6,069

Total current liabilities	125,182	101,297
Long-term liabilities:
Debt, net of current portion	47,587	9,282
Deferred income taxes	80
Other long-term liabilities	7,779	6,174

Total long-term liabilities	55,446	15,456
Shareholders’ equity:
Common stock and paid-in capital, no par value; 50,000,000 shares authorized; 17,195,533 and 17,042,508 shares issued and outstanding	193,031	191,425
Notes receivable from shareholders	(761)	(1,094)
Unearned compensation	(33)	(198)
Warrants	1,461	1,461
Retained earnings (deficit)	12,325	(172)

Total shareholders’ equity	206,023	191,422

Total liabilities and shareholders’ equity	$386,651	$308,175

Galyan’s Trading Company, Inc.

Condensed Consolidated Statements of Cash Flows
For the Six Month Periods Ended August 2, 2003 and August 3, 2002
(dollars in thousands)

	August 2, 2003	August 3, 2002

Cash flows from operating activities:
Net income (loss)	$(2,752)	$3,471
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	11,681	7,924
Amortization of financing intangibles	240	278
Deferred income taxes	(1,808)	(640)
Loss on disposal of property and equipment	9	—
Deferred rent and other non-cash expense	923	925
Changes in certain assets and liabilities:
Accounts receivable	543	349
Merchandise inventories	(32,800)	(32,604)
Other assets	(250)	(1,281)
Accounts payable and accrued expenses	24,208	30,280

Net cash provided by (used in) operating activities	(6)	8,702

Cash flows from investing activities:
Capital expenditures	(40,498)	(29,189)
Decrease in net accounts payable for capital expenditures	(1,741)	(11,542)

Net cash used in investing activities	(42,239)	(40,731)

Cash flows from financing activities:
Net borrowings on revolving line of credit	47,439	9,000
Proceeds from long-term debt	—	365
Principal payments on long-term debt and other obligations	(6,054)	(5,314)
Payments on notes receivable from shareholders	187	358
Proceeds from sale of common stock	1,084	88
Payments of financing costs	(1,483)	—

Net cash provided by financing activities	41,173	4,497

Net decrease in cash and cash equivalents	(1,072)	(27,532)
Cash and cash equivalents, beginning of period	11,890	36,770

Cash and cash equivalents, end of period	$10,818	$9,238

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